Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-4 (Amendment #2) of our report dated March 6, 2024 with respect to the audited consolidated financial statements of Feutune Light Acquisition Corporation (the “Company”) as of December 31, 2023 and 2022, for the year ended December 31, 2023, and for the period from January 19, 2022 (inception) through December 31, 2022. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

March 14, 2024